UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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BLUCORA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 15, 2021, Blucora, Inc. (the “Company”) distributed a letter to stockholders in connection with the Company’s 2021 annual meeting of stockholders and issued a press release containing a copy of the letter. A copy of the press release can be found below.

Blucora Sends Letter to Stockholders Highlighting Strength of Current Board and
Progress with Company’s Strategic Transformation

Refreshed Board and Rebuilt Management Team Executing New Strategy and
Continuing to Evaluate Options to Maximize Value for All Stockholders

Ancora’s Demand for Four Board Seats and Immediate Sale of TaxAct is Unreasonable

Stockholders Urged to Vote “FOR” ALL of Blucora’s Highly Qualified Directors on
the BLUE Proxy Card

DALLAS, March 15, 2021 – Blucora, Inc. (NASDAQ: BCOR), a leading provider of technology-enabled, tax-focused financial solutions, today announced that it will be mailing a letter to its stockholders in connection with the Company’s upcoming 2021 annual meeting of stockholders, scheduled to be held on April 21, 2021. Blucora stockholders of record at the close of business on February 24, 2021 are eligible to vote at the annual meeting. More information is available at VoteBlucora.com.

Blucora’s Board of Directors unanimously recommends that stockholders vote “FOR” ALL of Blucora’s highly qualified director candidates on the BLUE proxy card.

The letter to stockholders from Blucora’s Board highlights the Company’s implementation of a strategic transformation that is achieving strong momentum and already delivering measurable results:

March 15, 2021

Dear Fellow Stockholder,

At this year’s annual meeting of stockholders, which is scheduled to be held on April 21, 2021, you will have an important choice to make when you elect the Blucora Board of Directors. We encourage you to read the enclosed materials and to support the current Board and management team, who are focused on creating value for all of the Company’s stockholders.

Please vote “FOR” ALL of the Board’s nominees on the enclosed BLUE proxy card TODAY.

The Blucora Board has demonstrated its focus on ensuring that the Company is pursuing the best strategy possible for its stockholders. After beginning to question whether the growth strategy pursued by the former management team was sustainable in late 2018, the Board became increasingly concerned about the Company’s performance in 2019. The Board then did what good boards do: it moved decisively to replace management and change the Company’s strategy.

Since the beginning of 2020, Blucora’s Board has overseen the rebuilding of the management team and repositioning of Blucora’s two tax-focused businesses for long-term, sustainable growth. Our efforts are succeeding, even as the pandemic has presented challenges to our transformational efforts. We believe Blucora is on the right path to creating long-term value for all stockholders. In the six months ended March 12, 2021, our stock has appreciated more than 73%.

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As the Company has made substantial operational and financial progress, the Board and management team have also continued to actively evaluate the Company’s best configuration to maximize value for all stockholders. In this process, the Board has benefitted from the advice of multiple independent financial advisors who have spent a considerable amount of time helping the Board assess its options and the Company’s configuration. To be clear, the Board has considered, and continues to consider, a wide range of strategic alternatives and approaches to the Company’s business structure and capital allocation.

Given this significant momentum – and the Board’s demonstrated commitment to act in the interests of all stockholders – we are confident that now is not the time to derail the progress we are making and the value we are creating for all stockholders. We encourage you to support the incumbent Board on the BLUE proxy card.

THE REFRESHED BOARD HAS TAKEN DECISIVE ACTION TO REPOSITION BLUCORA FOR LONG-TERM SUSTAINABLE GROWTH AND SHAREHOLDER VALUE CREATION

Since it became clear during a four-day business and strategy review by the Board in September 2019 that the Company was no longer on the optimal path for long-term value creation, the Blucora Board has taken aggressive actions, including:

•	Replacing the CEO and CFO in early 2020,
•	Supporting the CEO as he rebuilt the senior management team and ensured clear lines of responsibility and accountability in April 2020,
•	Recruiting four new independent directors to the Board in 2020 and 2021,
•	Overseeing the development of a new strategy in 2020 and
•	Continuing its ongoing evaluation of all alternatives to the current business configuration.

Notably, the four new independent directors added to the Board since March 2020 are experienced operators with relevant industry, strategic and functional expertise. They include the current or former Chief Operating Officers of Fiserv, Northern Trust and Nielsen Global Media and the President of OWN: Oprah Winfrey Network. These new directors bring to the Board additional expertise in wealth management, tax, fintech and transformational change.

THE COMPANY IS MAKING SIGNIFICANT PROGRESS IN EXECUTING ITS NEW STRATEGY

Under the Board’s careful oversight, Blucora’s rebuilt management team is now successfully executing a new strategy to drive long-term, sustainable success in both of Blucora’s tax-focused businesses. The COVID-19 crisis impacted Blucora’s results in 2020, as last year’s extended tax season and 0% federal funds interest rates were not predicted and have slowed the Company’s turnaround efforts. Similarly, the pandemic has delayed the start of tax season in 2021 and will likely drive a delay to the end of the season. Nevertheless, the Company is already seeing measurable signs of improvement in its businesses because of our deliberate transformation plan. The Company is optimistic that the plan will create meaningful, profitable growth and cross-over benefits between the two businesses.

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In our Tax Preparation business in 2020, our team moved to optimize the marketing approach and enhanced the core product offering to drive conversion of paid customers. As a result, new users grew 12% in 2020, and our retention rate, conversion rate and net promoter scores all improved substantially. Key actions that we expect to benefit the 2021 tax season include launching a new hybrid-assisted tax preparation offering, which allows us to serve a growing segment of the DIY tax preparation market, and enhancing TaxAct Pro to cover more tax situations and improve onboarding for tax professionals. We believe that this progress will continue to position the business for growth in paid users and in average revenue per user in the coming tax seasons.

In our Wealth Management business, management renegotiated more favorable terms and closed the acquisition of HK Financial Services (“HKFS”), adding a historically fast-growing, highly profitable registered investment advisor that has substantially increased our addressable market. The Wealth Management team made significant progress integrating HKFS and 1st Global, including eliminating duplicative costs, and partnered with our financial professionals to identify and fix pain points that had not been addressed over the last several years. The Wealth Management team also worked to build a strong foundation to resume long-term organic asset growth, as our net revenue return on assets, excluding cash sweep revenue, improved. We believe that as a result of these actions, our Wealth Management business is poised for further efficiency gains and organic growth, as well as for tuck-in acquisitions to drive profitability.

Blucora’s cultural transformation has been no less impressive. Our employees report greater satisfaction and dedication to our mission. And our management team is more diverse than ever: 63% of the executive leadership team members who report to the Company’s Chief Executive Officer are either female or racially or ethnically diverse.

ANCORA HAS THE WRONG PLAN FOR BLUCORA, AND ITS NOMINEES ARE UNLIKELY TO STRENGTHEN BLUCORA’S BOARD

In November 2020, as the Company’s turnaround gained momentum, Ancora Catalyst Institutional, LP (together with its affiliates, “Ancora”) and certain of its affiliates began buying shares of the Company.

Less than three months later, Ancora’s CEO and Chairman Fred DiSanto demanded that the Company appoint him to the Board. Mr. DiSanto soon expanded his demand and asked the Company to replace four existing directors with Ancora’s hand-selected candidates.

The Board earnestly sought to engage with Ancora and its candidates, but on multiple occasions, Ancora refused to allow the Board to even speak to its candidates. When we did not accede to Ancora’s unreasonable demand that we seat Ancora’s candidates, sight unseen, as replacements for our existing directors, Ancora chose to launch a costly and distracting proxy contest.

We welcome our stockholders to review the biographies of the Ancora candidates – the head of marketing for a private mortgage company, a director of marketing and investor relations for a hedge fund, the CFO of an HVAC services and equipment company and Mr. DiSanto – against those of the Board’s nominees.

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It is evident that Blucora’s current directors possess substantially more expertise and relevant experience from their executive positions at world-class leaders in wealth management (e.g., Northern Trust and TIAA-CREF), tax preparation (e.g., H&R Block and Intuit), technology and software (e.g., GoDaddy, Fiserv and The Weather Company), data analytics and marketing (e.g., Nielsen), digital payments (e.g., Bay1 and Braintree), turnaround and cultural transformation (e.g., OWN) and finance and operations (e.g., CIT Group and Alcoa).

Alone among the Ancora nominees, Mr. DiSanto has public company experience. However, he is likely conflicted and too busy to serve on the Board. In addition to serving as CEO of Ancora, which is a competitor to Blucora’s Wealth Management business, he is the CEO of a public company and a board member of three public companies.

Ancora’s efforts seem aimed, as best we can tell, at furthering a simplistic alternative plan that is designed to potentially generate short-term value at the expense of destroying long-term value for all stockholders. Ancora has said it believes Blucora should sell the Tax Preparation business and use the proceeds to pay off debt, repurchase shares and invest in the Wealth Management business. But, long before Ancora began buying shares, Blucora’s Board and management had begun considering such scenarios with independent financial advisors.

Although we remain open-minded about any avenue to create value for all stockholders, at this time we believe Ancora’s proposed path is deeply flawed and would destroy shareholder value:

•	First, it is clear to us that now is not the optimal time to sell TaxAct. The 2020 tax season was – as the 2021 may also be – materially impacted by the pandemic, including the unexpected decision from the IRS to lengthen the tax season. This extension impacted our marketing efficiency and consumers’ behavior in ways that have been unpredictable and slowed the benefits of the Company’s new strategy and transformation efforts. We believe Blucora’s tax preparation business has significant performance upside for which we would not get credit in a sale at this time.

•	Second, based on extensive analysis, we believe that Ancora’s simplistic plans to use proceeds from a TaxAct sale for debt reduction, stock buybacks and acquisitions would not ultimately maximize shareholder value. Given the size and value of our Tax Preparation business, any such buyback or acquisition would necessarily be large, creating significant execution challenges and adversely impacting shareholder returns and/or liquidity.

It should be said that we do not believe Ancora has better information or analysis on this topic than the Board, which has been assisted by independent financial advisors. Unlike Ancora’s nominees, the Board is comprised of executives who have conducted many strategic reviews and M&A processes in the past. The Board’s duty to act in the best interests of the Company and its stockholders is paramount, as the Board evaluates the Company’s strategic plan with unfettered access to detailed performance data and forecasts.

We do not believe stockholders should accept Ancora’s flawed, poorly informed plan over the considered judgment of the Board regarding business configuration, any more than stockholders should replace Blucora’s highly qualified and experienced directors with Ancora’s inexperienced nominees, who refuse to even sit for interviews. The Board has shown a willingness to make hard decisions – such as significantly changing the management team and strategy – and will continue to assess the Company’s strategy against all alternatives, with an unrelenting focus on maximizing value for all stockholders.

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BLUCORA’S CURRENT BOARD HAS CATALYZED POSITIVE CHANGE AND IS CRITICAL TO SUSTAINING THE IMPORTANT PROGRESS UNDERWAY

Blucora’s world-class, diverse and independent Board today is made up of proven leaders with decades of experience spanning fintech, financial services, wealth management, tax, marketing and strategic transformation, in addition to public company leadership and board experience. Further, six of Blucora’s nine independent directors are women or racially diverse, and nine of Blucora’s 10 directors are independent.

We believe that the Board has addressed the Company’s 2018 and 2019 performance issues by appointing a new CEO and CFO, supporting a remade executive team, refreshing the Board’s own composition and adopting a new strategic plan. The Board’s active involvement in oversight and consideration of all available alternatives demonstrates the fidelity and energy with which this Board executes its responsibilities to all stockholders.

We remain committed to delivering value for all stockholders and remain focused on the execution of a transformation strategy that is demonstrating strong momentum and is already delivering measurable results. And to this end, we welcome all input and feedback from our stockholders.

We encourage you to read the enclosed proxy materials and to return the BLUE proxy card, voting “FOR” ALL of the Board’s nominees and for the Company’s continued forward momentum.

Sincerely,

Georganne Proctor	Steven Aldrich	Mark A. Ernst
CHAIR OF THE BOARD OF DIRECTORS	DIRECTOR	DIRECTOR
E. Carol Hayles DIRECTOR	John MacIlwaine DIRECTOR	Tina Perry DIRECTOR

Karthik Rao DIRECTOR	Jana R. Schreuder DIRECTOR	Christopher Walters PRESIDENT AND CEO, DIRECTOR
Mary Zappone DIRECTOR

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Please use the enclosed BLUE proxy card today to vote “FOR” ALL ten of Blucora’s highly qualified directors. Simply follow the easy instructions to vote by telephone, by Internet or by signing, dating and returning the BLUE proxy card in the postage-paid envelope provided. For more information, please visit VoteBlucora.com.

If you have questions, need assistance in voting your shares, or wish to change a prior vote, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Brokers and Banks Call Collect: (212) 269-5550

All Others Call Toll-Free: (866) 388-7535

Email: BCOR@dfking.com

REMEMBER: Simply discard any white proxy card you may receive from Ancora. Blucora’s Board does not endorse any of Ancora’s nominees, and we urge you NOT to submit any vote using Ancora’s white proxy card, even as a protest vote.  Voting to “WITHHOLD” with respect to any of Ancora’s nominees on a white proxy card sent to you by Ancora is not the same as voting “FOR” the Board’s nominees on the BLUE proxy card because a vote to “WITHHOLD” with respect to any of Ancora’s nominees on its white proxy card will revoke any BLUE proxy you may have previously submitted.

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Forward-Looking Statements

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements with respect to the expected end of the 2021 tax season, the anticipated effects of launching a hybrid-assisted tax preparation offering and enhancing TaxAct Pro and the anticipated effects of actions taken to position the Wealth Management business for future growth. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. Forward-looking statements can be identified by words such as “anticipates,” “believes,” “plans,” “expects,” “future,” “intends,” “may,” “will,” “would,” “could,” “should,” “estimates,” “predicts,” “potential,” “continues,” “target,” “outlook” and similar terms and expressions. Actual results may differ significantly from management’s expectations due to various risks and uncertainties including, but not limited to, the current COVID-19 pandemic; our ability to effectively implement our future business plans and growth strategy; our ability to effectively compete within our industry; our ability to attract and retain customers; the availability of financing and our ability to meet our current and future debt service obligations and comply with our debt covenants; our ability to generate strong investment performance for our customers and the impact of the financial markets on our customers’ portfolios; political and economic conditions and events that directly or indirectly impact the wealth management and tax preparation industries; our ability to attract and retain productive financial advisors; our ability to successfully make technology enhancements and introduce new and improve on existing products and services; our expectations concerning the revenues we generate from fees associated with the financial products that we distribute; our ability to comply with laws and regulations, including, among others, those related to privacy protection and consumer data; our ability to successfully transition our wealth management business to a new clearing platform and our expectations concerning the benefits that may be derived therefrom; cybersecurity risks; our ability to maintain our relationships with third party partners; the seasonality of our business; litigation risks; our ability to attract and retain qualified employees; our assessments and estimates that determine our effective tax rate; the impact of new or changing tax legislation; our ability to develop, establish and maintain strong brands; our ability to protect our intellectual property; and our ability to effectively integrate companies or assets that we acquire. A more detailed description of these and certain other factors that could affect actual results is included in the Risk Factors section of the Annual Report on Form 10-K for the year ended December 31, 2020 filed by Blucora, Inc. (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) on February 26, 2021. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this letter. Except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events, new information or circumstances occurring after the date of this letter.

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement, an accompanying BLUE proxy card and other relevant documents with the SEC in connection with the solicitation of proxies for the Company’s 2021 annual meeting of stockholders. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT, INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO, AND ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Investors and stockholders will be able to obtain a copy of the Company’s definitive proxy statement and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, copies will be available at no charge by selecting “SEC Filings” under “Financial Information” in the “Investors” tab of the Company’s website at www.blucora.com.

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s stockholders in connection with the Company’s 2021 annual meeting. The names of these directors and executive officers and their respective direct and indirect interests, by security holdings or otherwise, in the Company are set forth in the Company’s definitive proxy statement filed with the SEC on March 11, 2021.

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About Blucora®

Blucora, Inc. (NASDAQ: BCOR) is on the forefront of financial technology, a provider of data and technology-driven solutions that empower people to improve their financial wellness. Blucora operates in two segments including (i) wealth management, through its Avantax Wealth Management brand, with a collective $83 billion in total client assets as of December 31, 2020, and (ii) tax preparation, through its TaxAct business, a market leader in tax preparation software with approximately 3 million consumer and more than 23,000 professional users in 2020. With integrated tax-focused software and wealth management, Blucora is uniquely positioned to assist our customers in achieving better long-term outcomes via holistic, tax-advantaged solutions. For more information on Blucora, visit www.blucora.com.

Contacts

Investors:
Geoffrey Weinberg / Rick Grubaugh

D.F. King & Co., Inc.
(866) 388-7535

BCOR@dfking.com

Media:
Dan Gagnier / Jeffrey Mathews
Gagnier Communications
(646) 569-5897
Blucora@gagnierfc.com

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